                                                                     Exhibit D-5

[LOGO] PG&E
             [LETTERHEAD OF PACIFIC GAS AND ELECTRIC COMPANY(TM)]

November 30, 2001

PG&E Letter DCL-01-119

U.S. Nuclear Regulatory Commission
ATTN:  Document Control Desk
Washington, DC 20555-0001

Docket No. 50-275, OL-DPR-80
Docket No. 50-323, OL-DPR-82
Diablo Canyon Power Plant, Units 1 and 2
Application for License Transfers and Conforming Administrative License
-----------------------------------------------------------------------
Amendments
-----------

Dear Commissioners and Staff:

Pursuant to Section 184 of the Atomic Energy Act and 10 CFR 50.80, Pacific Gas and Electric Company (PG&E) herein requests Nuclear Regulatory Commission (NRC) consent to the transfer of the NRC operating licenses for the Diablo Canyon Power Plant, Units 1 and 2 (DCPP). PG&E is requesting these transfers in connection with a comprehensive Plan of Reorganization (Plan) for PG&E filed under Chapter 11 of the United States Bankruptcy Code.

On April 6, 2001, PG&E filed a Chapter 11 petition for relief. PG&E's goal was to halt the deterioration of its financial position, restore the company to financial health, and continue supplying electricity and gas in the normal course of business. On September 20, 2001, PG&E filed with the Bankruptcy Court the comprehensive Plan and Disclosure Statement. Under the Plan, operating authority for DCPP will be transferred to a new generating company named Electric Generation LLC (Gen) and ownership of the two-unit generating asset will be assigned to a wholly-owned subsidiary of Gen named Diablo Canyon LLC (Nuclear).

PG&E also requests, pursuant to 10 CFR 50.90, conforming amendments to the two facility operating licenses. Gen would become the licensee authorized to possess, use, and operate the units and Nuclear would be licensed only to possess (own) the plant. The enclosed application includes mark-ups of the facility operating licenses to reflect the conforming license amendments associated with the proposed transfers.

As discussed in this application, the Plan involves a complete restructuring of PG&E's businesses and operations. Through the proposed restructuring, PG&E anticipates that value realized will provide necessary cash and increased debt capacity to enable it to repay creditors, restructure existing debt, and emerge from the Chapter 11 bankruptcy case. PG&E anticipates that the restructuring will create new businesses, including Gen, that will be financially sound going forward.

Document Control Desk                                     PG&E Letter DCL-01-119
November 30, 2001
Page 2

[LOGO] PG&E

Pursuant to the Plan, PG&E will disaggregate and restructure its current businesses and divide its operations and assets among four separate operating companies. PG&E will contribute certain assets to each of the entities. The majority of the assets and liabilities associated with the current electric transmission business of PG&E will be contributed to ETrans LLC (ETrans); the majority of PG&E's gas transmission assets and liabilities will be contributed to GTrans LLC (GTrans); and the majority of the assets and liabilities associated with the current generation business of PG&E, including DCPP, will be contributed to Gen or its subsidiaries. In addition, PG&E has created a separate corporation called Newco Energy Corporation (Newco) to hold the membership interests of each of ETrans, GTrans and Gen. PG&E is the sole shareholder of Newco. After the assets and liabilities are transferred to the newly-formed entities, PG&E will declare and pay a dividend of the outstanding common stock of Newco to PG&E Corporation (PG&E's parent corporation), and each of ETrans, GTrans and Gen will thereafter be an indirect wholly-owned subsidiary of PG&E Corporation, which will change its name.

PG&E has also created subsidiaries of Gen to hold specific assets and project-specific liabilities. For example, Nuclear is a subsidiary of Gen created to hold the ownership interest in DCPP. In addition to DCPP, PG&E will transfer to Nuclear the beneficial interest in the Nuclear Decommissioning Trust associated with DCPP. Gen will lease DCPP from Nuclear and operate DCPP.

While certain other assets will be sold and some assets not needed in the utility businesses may be transferred to one or more special purpose entities, the remaining assets will be retained by PG&E. PG&E, as a reorganized company, will continue to conduct local electric and gas distribution operations and associated customer services. Upon consummation of the disaggregation of PG&E's businesses as described above, PG&E Corporation will declare a dividend and distribute the common stock of PG&E to its public shareholders, separating PG&E from PG&E Corporation./1/

In connection with the proposed restructuring and the transfer of the DCPP assets, no physical changes will be made to DCPP and there will be no significant changes to management of the nuclear station (including to the key management employees currently responsible for operation of DCPP). The existing onsite nuclear organizations at DCPP will be transferred to Gen and the current nuclear personnel will become employees of Gen and continue to operate the plant. Operation will continue to be in accordance with the terms and conditions of the present licenses and in accordance with the present licensing bases.

________________
/1/ Reorganized PG&E will retain ownership of and responsibility for the shutdown Humboldt Bay Power Plant, Unit 3. By separate application, PG&E is seeking NRC approval, if necessary, of an indirect transfer of the NRC license for Humboldt Bay Power Plant, Unit 3.

Document Control Desk                                     PG&E Letter DCL-01-119
November 30, 2001
Page 3

[LOGO] PG&E

Additional information pertaining to the proposed license transfers and administrative license amendments is included in the enclosed application and supporting attachments. This information demonstrates that: (1) the reorganization and license transfers will not adversely impact the operation of DCPP or adversely impact the managerial or technical qualifications of the licensed operator; (2) the licensees will be financially qualified to own, operate, and maintain the units; (3) the provisions of the Plan related to transfer of the beneficial interest in the Nuclear Decommissioning Trust assure that there will be no adverse impact on the existing assurance of adequate decommissioning funding for DCPP; and (4) the license transfers will not result in foreign ownership, control, or domination over the licensee.

Additionally, under the proposed license amendments, provisions are made for continuing the existing antitrust operating license conditions such that no further antitrust review is required in connection with the proposed license transfers.

With regard to the conforming amendments to the licenses, these changes fall within the NRC's generic finding of no significant hazards considerations under 10 CFR 2.1315(a). Information supporting categorical exclusion from environmental review under 10 CFR 51.22 is also provided.

PG&E is notifying the State of California of the request for conforming license amendments by transmitting a copy of this letter and application to the designated state officials.

As explained in the attached application, pursuant to the Bankruptcy Code, the Plan must be approved by the Bankruptcy Court. A number of filings, approvals, or rulings are also required or desirable at the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and the Internal Revenue Service. PG&E will make the necessary filings and expects to obtain all the necessary approvals or rulings in order to effectuate the Plan by the end of 2002.

Accordingly, PG&E requests NRC consent to the license transfers and approval of the conforming administrative license amendments as promptly as possible, but no later than July 31, 2002. Such NRC consent should be immediately effective upon issuance and, consistent with NRC practice, should authorize the transfers occurring at any time through twelve months following the date of approval or such later date as may be permitted by the NRC. This schedule will allow sufficient time for other approvals needed prior to closing on the reorganization, for arrangement of financing and completion of administrative actions necessary to complete the transactions, and for contingencies. PG&E will keep the NRC informed if there are any significant changes in the status of the other required approvals or other developments that have an impact on the schedule.

Document Control Desk                                     PG&E Letter DCL-01-119
November 30, 2001
Page 4

[LOGO] PG&E

This application includes Enclosure 8 that contains confidential commercial or financial information. PG&E requests that the information be withheld from public disclosure pursuant to 10 CFR 9.17(a)(4) and 10 CFR 2.790. The proprietary nature of this enclosure is described in the attached Affidavit. A non-proprietary version of Enclosure 8, suitable for public disclosure, is also provided with this application.

If you have any questions about this matter, please contact Terry Grebel at
(805) 595-6382. Service upon the applicant of comments, hearing requests, intervention petitions, or other pleadings should be made to the undersigned, and to Richard F. Locke, Esq., Pacific Gas and Electric Company, 77 Beale Street, B30A, San Francisco, California 94105, and to David A. Repka, Esq., Winston & Strawn, 1400 L Street, N.W., Washington, DC 20005. Additional service should be made to Earle O'Donnell, Esq., Dewey Ballantine LLP, 1775 Pennsylvania Avenue, N.W., Washington, DC 20006.

Sincerely,

/s/ Gregory M. Rueger
Gregory M. Rueger
Senior Vice President-
Generation and Chief Nuclear Officer

cc:      Edgar Bailey, DHS (w/o enclosures)
         Ellis W. Merschoff (w/proprietary enclosures)
         David L. Proulx (w/proprietary enclosures)
         Girija S. Shukla (w/proprietary enclosures)
         Diablo Distribution (w/o enclosures)

Enclosures

                           UNITED STATES OF AMERICA
                         NUCLEAR REGULATORY COMMISSION


___________________________________)   Docket No. 50-275
In the Matter of                   )   Facility Operating License
PACIFIC GAS AND ELECTRIC COMPANY   )   No. DPR-80
                                   )
Diablo Canyon Power Plant          )   Docket No. 50-323
Units 1 and 2                      )   Facility Operating License
___________________________________)   No. DPR-82


                                   AFFIDAVIT
                                   ---------

I, Gregory M. Rueger, first being duly sworn, depose and say: that I am Senior Vice President - Generation and Chief Nuclear Officer of Pacific Gas and Electric Company, the licensee herein; that I have full power and authority to sign and file this Application with the Nuclear Regulatory Commission on behalf of said company; that I am familiar with the contents thereof; and that the facts stated therein are true and correct to the best of my knowledge, information, and belief.


/s/ Gregory M. Rueger
--------------------------------
Gregory M. Rueger
Senior Vice President -
Generation and Chief Nuclear Officer


Subscribed and sworn to before me, this 21/st/ day of November, 2001.


State of California
County of San Francisco


Wanda J. Hopes                                         [SEAL]
------------------------------------
Notary Public

                        AFFIDAVIT OF GREGORY M. RUEGER
                        ------------------------------

I, Gregory M. Rueger, am Senior Vice President Generation and Chief Nuclear Officer of Pacific Gas and Electric Company (PG&E), and do hereby affirm and state:

          1. I am authorized to execute this affidavit on behalf of PG&E and PG&E's sole common shareholder, PG&E Corporation.

          2. PG&E is providing information in support of its Application for License Transfers and Conforming Administrative License Amendments (NRC Facility Operating License Nos. DPR-80 and DPR-82) (Diablo Canyon Power Plant, Units 1 and 2). The information specifically being provided in Enclosure 8 includes financial projections related to the plan of reorganization for PG&E as filed with the United States Bankruptcy Court and related to the continued operation of Diablo Canyon Units 1 and 2. While some of the information in Enclosure 8 has been publicly disclosed in the bankruptcy proceeding, Enclosure 8 includes other proprietary commercial and financial information not previously disclosed that should be held in confidence by the NRC pursuant to the policy reflected in 10 CFR 2.790(a)(4) and 9.17(a)(4), because:

              i. This information is and has been held in confidence by PG&E and its affiliated companies.

              ii. This information is of a type that is held in confidence by PG&E and its affiliates, and there is a rational basis for doing so because the information contains sensitive financial information concerning assets, projected revenues and operating expenses.

              iii. This information is being transmitted to the NRC in
                   confidence.

              iv. Other than the information included in the bankruptcy filing, this information is not available in public sources and could not be gathered readily from other publicly available information.

              v. Public disclosure of this information would create substantial harm to the competitive position of PG&E and its successors by disclosing internal financial projections.

                  ------------------------------------------


          3. Accordingly, PG&E requests, on behalf of itself, PG&E Corporation, Electric Generation LLC, and Diablo Canyon LLC, that the designated information be withheld from public disclosure pursuant to the policy reflected in 10 CFR 2.790(a)(4) and 9.17(a)(4).


/s/ Gregory M. Rueger
-----------------------------------
Gregory M. Rueger
Senior Vice President -
Generation and Chief Nuclear Officer

Subscribed and sworn to before me, this 21/st/ day of November, 2001.

State of California
County of San Francisco


Wanda J. Hopes                                              [SEAL]
------------------------------------
Notary Public

               APPLICATION FOR CONSENT TO LICENSE TRANSFERS AND
                         CONFORMING LICENSE AMENDMENTS
                 FOR DIABLO CANYON POWER PLANT, UNITS 1 AND 2

                               TABLE OF CONTENTS
                               -----------------

               Application for Consent to License Transfers and
                         Conforming License Amendments
                 For Diablo Canyon Power Plant, Units 1 and 2

I.       Introduction/Overview.......................................................................................   1

II.      Statement of Purpose of the Transfers and the Nature of the Transaction Making the Transfers Desirable......   4

III.     General Corporate Information Regarding Gen and Nuclear.....................................................   4

         A.       Name and Address...................................................................................   4

         B.       Description of Business............................................................................   5

         C.       Organization and Management........................................................................   5

                  1.       Electric Generation LLC...................................................................   5

                  2.       Diablo Canyon LLC.........................................................................   6

         D.       No Foreign Ownership or Control....................................................................   6

         E.       Technical Qualifications...........................................................................   7

         F.       Financial Qualifications...........................................................................   8

                  1.       Operating Costs...........................................................................   8

                  2.       Decommissioning Funding Assurance.........................................................  10

                  3.       Nuclear Insurance.........................................................................  12

         G.       Antitrust Considerations...........................................................................  12

         H.       Restricted Data....................................................................................  14

         I.       No Environmental Impact............................................................................  14

IV.      Additional Information on Regulatory Issues.................................................................  14

         A.       Design and Licensing Bases/Updates to FSAR.........................................................  14

         B.       Emergency Planning.................................................................................  15

         C.       Offsite Power......................................................................................  15

         D.       Exclusion Area Control.............................................................................   16

         E.       Security...........................................................................................   16

         F.       Quality Assurance..................................................................................   17

         G.       Training...........................................................................................   17

         H.       Spent Fuel Storage.................................................................................   17

V.       Other Approvals.............................................................................................   18

VI.      Schedule....................................................................................................   18

                              LIST OF ENCLOSURES
                              ------------------

Enclosure 1:     Plan of Reorganization and Disclosure Statement

Enclosure 2:     Proposed Corporate Structure of PG&E Corporation and Principal
                 Subsidiaries

Enclosure 3:     Form of Diablo Canyon Facility Lease By and Between Diablo
                 Canyon LLC, as Lessor, and Electric Generation LLC, as Lessee

Enclosure 4:     Marked-up Pages of Operating License for Proposed Conforming
                 Changes Related to DCPP Unit 1

Enclosure 5:     Marked-up Pages of Operating License for Proposed Conforming
                 Changes Related to DCPP Unit 2

Enclosure 6:     No Significant Hazards Considerations Determination

Enclosure 7:     Form of Bilateral Power Sales Agreement By and Between Electric
                 Generation LLC and Reorganized PG&E

Enclosure 8:     Financial Qualifications Information: Financial Statement and
                 Related Information

Enclosure 9:     Decommissioning Funding Assurance: Calculation Demonstrating
                 Adequacy of "Prepayment Amount"

     Application For Consent To License Transfers And Conforming License
            Amendments For Diablo Canyon Power Plant, Units 1 And 2
            -------------------------------------------------------

I.       Introduction/Overview
         ---------------------
         Pacific Gas and Electric Company (PG&E) submits the following information and requests, pursuant to 10 CFR 50.80, Nuclear Regulatory Commission (NRC) consent to the transfer of the operating licenses for the Diablo Canyon Power Plant, Units 1 and 2 (DCPP). This request is being made in support of a comprehensive reorganization and restructuring of the businesses and operations of PG&E, including its nuclear and non-nuclear generation, transmission, and electricity distribution businesses, as is described further below.

         On April 6, 2001, PG&E filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. PG&E's goal was to halt the deterioration of its financial position, restore the company to financial health, and continue supplying electricity and gas in the normal course of business. On September 20, 2001, PG&E and its parent corporation, PG&E Corporation, filed with the Bankruptcy Court a comprehensive Plan of Reorganization (Plan) for PG&E and a Disclosure Statement. Under the Plan, operating authority for DCPP will be transferred to a new limited liability company named Electric Generation LLC (Gen) and ownership of the two-unit generating asset will be assigned to a wholly-owned subsidiary of Gen named Diablo Canyon LLC (Nuclear).

         This transfer request specifically relates to the transfer of the authorities to "possess, use, and operate" the facilities under the following Facility Operating Licenses:

                  .        Diablo Canyon Unit 1       DPR- 80

                  .        Diablo Canyon Unit 2       DPR- 82

         A copy of the Plan and Disclosure Statement filed with the Bankruptcy Court is provided as Enclosure 1./2/ The proposed reorganization as it relates to PG&E and DCPP is summarized and illustrated in Enclosure 2.

         In essence, under the Plan, the current businesses of PG&E will be disaggregated and restructured. PG&E will divide its operations and the assets of its business lines among four separate operating companies. The majority of the assets and liabilities associated with the current electric transmission business of PG&E will be contributed to ETrans LLC (ETrans); the majority of

_____________________
/2/ The Plan will likely be amended from time to time in ways that are not material to this application to the NRC and PG&E expects to file an amended Plan and Diisclosure Statement with the Bankruptcy Court in the future.

         PG&E's gas transmission assets and liabilities will be contributed to GTrans LLC (GTrans); and the majority of the assets and liabilities associated with the current generation business, including DCPP, will be contributed to Gen or its subsidiaries. In addition, PG&E has created a separate corporation called Newco Energy Corporation (Newco) to hold the membership interests of each of ETrans, GTrans and Gen. PG&E is the sole shareholder of Newco. After the assets are transferred to the newly-formed entities, PG&E will declare and pay a dividend of the outstanding common stock of Newco to PG&E Corporation, and each of ETrans, GTrans and Gen will thereafter be an indirect wholly-owned subsidiary of PG&E Corporation. PG&E Corporation will also change its name.

         PG&E, as a reorganized company, will retain most of the remaining assets and liabilities, and will continue to conduct local electric and gas distribution operations and associated customer services. (PG&E will also retain ownership of and responsibility for the shutdown Humboldt Bay Power Plant, Unit 3.) Upon consummation of the disaggregation of PG&E's businesses, PG&E Corporation will declare a dividend and distribute the common stock of PG&E to its public shareholders, separating PG&E from PG&E Corporation.

         PG&E has also created subsidiaries of Gen to hold specific assets and project-specific liabilities related to Gen's line of business. Nuclear is a subsidiary of Gen created to hold the ownership in DCPP. Gen will also have multiple subsidiaries formed to hold its hydroelectric assets.

         Because Nuclear will hold the ownership interest in DCPP, Nuclear will need to become a licensed owner. Nuclear will lease DCPP to Gen under lease terms that assign to Gen the entitlement to the output and capacity of DCPP and that make Gen responsible for all costs of plant operation. A copy of the form of the facility lease for DCPP between Nuclear and Gen is provided as Enclosure 3.

         Gen will operate DCPP and will accordingly need to become the operating licensee. Gen will operate the units under the same terms and conditions included in the present licenses. No physical changes will be made to the plant as a result of the license transfers, and there will be no significant changes in the day-to-day management of, and operating procedures for, the plant.

         The present onsite nuclear organizations at DCPP will not change following the transfer to Gen. The onsite nuclear employees of PG&E will become employees of Gen and will continue to operate the units. Offsite corporate resources will continue to be provided, either as a result of transfers to Gen or by service agreements. The technical qualifications of Gen will be equivalent to those of PG&E presently, and specific personnel qualification requirements established in plant Technical Specifications, plant procedures, and applicable industry standards will continue to be met.

         As discussed further below, the licensees will be viable businesses and have the financial qualifications to own and operate DCPP. Gen will operate as an electricity generation company, with diversified generation assets. Substantially all of Gen's output will be sold to the reorganized PG&E pursuant to a bilateral contract described below. Gen's financial projections provided in accordance with NRC regulations demonstrate that Gen will, in the aggregate, fully recover its costs by the sale of electricity generated by its generation capacity and its power purchase agreements.

         As also discussed further below, decommissioning funding assurance for DCPP will be preserved. The beneficial interest in the Nuclear Decommissioning Trust associated with DCPP will be transferred to Nuclear. Although Nuclear will not be a rate-regulated electric utility, PG&E anticipates that the net cash value (after tax) of the interest transferred will meet the NRC decommissioning funding requirements established by 10 CFR 50.75(c).

         Because the proposed restructuring and license transfers affect the named licensees under the NRC operating licenses, PG&E also requests, in accordance with 10 CFR 50.90, NRC approval of certain administrative amendments to conform the operating licenses. Mark-ups showing the proposed changes are provided in Enclosures 4 and 5. In the license markups, with respect to ongoing operational matters Gen succeeds and replaces PG&E as the operator of DCPP. Nuclear is identified and authorized as the facility owner. References to PG&E as the initial licensed operator are retained for certain historical license conditions. And, with respect to the existing antitrust license conditions, Gen, ETrans, and PG&E are reflected as the responsible licensees, in effect jointly and severally obligated to meet those conditions. ETrans and PG&E will be licensees solely for purposes of the antitrust conditions./3/

         In Enclosure 6, PG&E is providing an evaluation confirming the NRC's generic determination in 10 CFR 2.1315(a) that the proposed conforming license changes involve no significant hazards considerations.

         Administrative changes to documents other than the plant operating licenses and Technical Specifications may be necessary upon completing the transfers to reflect Gen as the new operator and Nuclear as the owner. Any changes to documents such as the Updated Final Safety Analysis Report, the Physical Security Plan, the Quality Assurance Manual, and the Emergency Plan will be made in a timely fashion after the transfers during routine updates and as required by regulations such as 10 CFR 50.71(e) and 50.54. Changes to other documents such as procedures and drawings will be made, where necessary, in accordance with routine or periodic internal update processes as applicable to those documents.

________________________
/3/ With the exception of Diablo Canyon LLC (Nuclear), which will be the licensed owner of DCPP, the names of Gen, ETrans, and the other newly-created entities may be changed prior to implementation of the Plan. Prior to issuance of the conforming license amendments, PG&E will provide the NRC with the final names of the entities that will be licensees.

II.      Statement of Purpose of the Transfers and the Nature of the Transaction
         -----------------------------------------------------------------------
         Making the Transfers Desirable
         ------------------------------
         As stated above, PG&E is requesting the proposed license transfers as part of a reorganization of PG&E's businesses and operations in support of the reorganization plan filed with the United States Bankruptcy Court. Through the proposed restructuring, PG&E anticipates that the value realized will provide necessary cash and increased debt capacity to enable it to repay all valid creditor claims in full, restructure existing debt, and emerge from the Chapter 11 bankruptcy case. PG&E anticipates that the restructuring will create new businesses, including Gen and Nuclear, that will be financially sound going forward.

         After the transfer Gen will operate, maintain, and manage DCPP in accordance with the operating licenses and NRC requirements, and with the same regard for public and personnel safety exemplified to date by PG&E. The license transfers will not affect ongoing operational enhancements and improvement initiatives. Key managers now responsible for the safe operation of DCPP will remain responsible for its operation after the reorganization.

III.     General Corporate Information Regarding Gen and Nuclear
         -------------------------------------------------------
         The information required to be included in an application for the transfer of a license pursuant to 10 CFR 50.80 is set forth below. This information demonstrates that the requested transfers are consistent with the Atomic Energy Act and applicable NRC regulations.

         A.    Name and Address/4/
               -------------------
               The licensed operator and the licensed owner of DCPP will be, respectively:

               .     Electric Generation LLC
                     77 Beale Street
                     32nd Floor
                     San Francisco, California 94105


______________________
/4/ In addition to Gen and Nuclear, as discussed below in Section III.G and as shown in the license mark-ups in Enclosures 4 and 5, ETrans will become a licensee, as a successor to PG&E with respect to the transmission system, and reorganized PG&E, which will be the distribution entity, will remain a licensee--each for the limited purpose of retaining responsibility for the existing antitrust license conditions. Presently, the addresses of these entities are: Pacific Gas and Electric Company, 77 Beale Street, P.O. Box 770000, San Francisco, California 94177: and Etrans LLC, 77 Beale Street, 32nd Floor, San Francisco, California 94105.

                  .   Diablo Canyon LLC
                      77 Beale Street
                      32nd Floor
                      San Francisco, California  94105

          B.      Description of Business
                  -----------------------
                  Gen is a California limited liability company wholly-owned by Newco. PG&E is the sole shareholder of Newco. However, as part of implementation of the Plan, PG&E will declare and pay a dividend of the outstanding common stock of Newco to PG&E Corporation, and Gen will thereafter be an indirect wholly-owned subsidiary of PG&E Corporation, which will be renamed.

                  Gen will operate as a separate electricity generation company. PG&E's conventional hydroelectric generations facilities, the Helms Pumped Storage Facility, Irrigation District contracts, and DCPP all will be transferred to Gen or subsidiaries of Gen. Upon implementation of the Plan, Gen, as distinct from PG&E, will have responsibility for, and control over, operation of DCPP, including the presently proposed DCPP Independent Spent Fuel Storage Installation (ISFSI).

                  Nuclear is a California limited liability company and a wholly-owned subsidiary of Gen. Nuclear's business will be to own the DCPP assets and to lease these assets to Gen. PG&E's beneficial interest in the Nuclear Decommissioning Trust associated with DCPP will also be transferred to Nuclear, as described herein.

          C.      Organization and Management
                  ---------------------------

                  1.  Electric Generation LLC
                      -----------------------
                      The business of Gen will be conducted under the direction of a two person board of control (a limited liability company's equivalent to a corporation's board of directors). The members of the board of control, and their addresses, are as follows:

                      .    Peter A. Darbee
                           PG&E Corporation
                           One Market Street
                           San Francisco, California 94105

                      .    Bruce R. Worthington
                           PG&E Corporation
                           One Market Street
                           San Francisco, California 94105

                      The identity of any additional members of the board of control will be provided when available, and it is expected that all members will be citizens of the United States.

                      The principal officers of Gen, and their addresses, are as follows:

                      .    Bruce R. Worthington
                           President and Treasurer
                           PG&E Corporation
                           One Market Street
                           San Francisco, California 94105

                      .    Gregory M. Rueger
                           Chief Nuclear Officer
                           Pacific Gas & Electric Company
                           77 Beale Street
                           San Francisco, California 94120

                      .    Linda Y.H. Cheng
                           Corporate Secretary
                           PG&E Corporation
                           One Market Street
                           San Francisco, California 94105

                      The identity of any additional officers will be provided when available, and it is expected that all officers will be citizens of the United States./5/

               2.     Diablo Canyon LLC
                      -----------------
                      Nuclear will not have a board of control. The business of Nuclear will be conducted under the direction of its sole member, Gen.

                      Presently there are no officers of Nuclear and none are currently contemplated. The identity of any officers will be provided if appointed, and it is expected that any officers would be citizens of the United States.

          D.   No Foreign Ownership or Control
               -------------------------------
               Neither Gen, Nuclear, nor Newco Energy Corporation, as indirect wholly-owned subsidiaries of re-named PG&E Corporation, will be owned, controlled, or dominated by foreign interests. As discussed above, all of the principal directors and officers of Gen and Nuclear are expected to be

_________________________
/5/ The members of the board of directors or board of control, as appropriate, and the officers, of Newco Energy Corporation and ETrans presently are the same as for Gen, except that Mr. Rueger is an officer of Gen only.

                  citizens of the United States. PG&E Corporation is incorporated under the laws of the State of California. The shares of PG&E Corporation are publicly and widely held and are traded on the New York Stock Exchange.

                  ETrans and PG&E will be licensees only with respect to antitrust conditions. They will not own or control DCPP in any way that would implicate foreign ownership restrictions.

          E.      Technical Qualifications
                  ------------------------
                  As discussed above, Gen will lease DCPP from Nuclear and operate DCPP on its own behalf. Under the lease, Gen will have all the necessary authority and responsibility for operation of the units and for maintaining public health and safety and regulatory compliance.

                  The technical qualifications of Gen to carry out its operational responsibilities under the DCPP operating licenses will be equivalent to the present technical qualifications of PG&E. The management team from PG&E's present nuclear organization, from the Senior Vice President-Generation and Chief Nuclear Officer position down, will be transferred to Gen. These individuals have substantial nuclear experience and a proven record in nuclear plant operations. They will continue to meet the applicable industry qualifications standards.

                  The management and technical support functions will continue to conform to the pertinent provisions in the plant Technical Specifications and the DCPP Updated Final Safety Analysis Report. Concurrent with the license transfers, the current on-site organizations at DCPP will be transferred intact to Gen. The existing structure is shown in the DCPP Updated Final Safety Analysis Report, Figures 13.1-1 and 13.1-2 (Revision 14, November 2001), and will be unchanged. The existing organizational structure provides for clear lines of authority and responsibility for management of the plants.

                  In addition, it is expected that substantially all PG&E nuclear personnel in the existing DCPP nuclear organizations will become employees of Gen and will continue to be assigned to DCPP. These employees will take direction through the Gen management chain of command and their responsibilities will continue to be clear and unambiguous. The qualifications of the nuclear personnel generally will not change as a result of the restructuring and license transfers. The personnel qualification requirements presently defined in the respective plant Technical Specifications and DCPP Updated Final Safety Analysis Report will not be changed and will continue to be met.

                  Other corporate service or support functions (e.g., information technology, human resources, certain technical support functions) presently provided from PG&E's off-site corporate offices in San Francisco will be reorganized, but will continue to be provided. It is expected that some of these functions will be transferred to Gen; others may be provided by service agreements with affiliates. The structure and mechanism for providing these support functions is currently under evaluation.

                  PG&E will also transfer to Gen or Nuclear all of the assets necessary for the operation of DCPP. Among these assets are an extensive list of documents, including books, operating records, manuals, blue-prints, specifications, engineering design plans, procedures, etc. These documents include the official copies of records which the NRC requires a licensee to maintain. The vast majority of these documents are located at DCPP; however, to the extent that other such documents are maintained at offices located elsewhere, custody and control of these documents will be assured as part of the transfer.

                  Further, as necessary, contracts with the Nuclear Steam Supply System supplier and other major vendors will be transferred to Gen or appropriate other contracts will be obtained in a timely manner. Other contracts and contractor relationships relating to the units will be transferred to Gen as appropriate.

                  In total, the technical qualifications of the Gen management, site, and support organizations will be equivalent to those of the existing PG&E nuclear organization. Sufficient qualified technical resources will be provided to support safe operation and maintenance of the units, and the plants will continue to be operated in accordance with the licenses, NRC requirements, licensing bases, and other NRC commitments.

          F.      Financial Qualifications
                  ------------------------

                  1.       Operating Costs
                           ---------------
                           Gen and Nuclear will have the financial
                           qualifications to be the NRC licensees for DCPP. Neither licensee will be a regulated "electric utility" as defined by the NRC, selling to traditional retail ratepayers with cost-of-service rates, but their ability to cover DCPP operating, maintenance, fuel and other expenses will be established.

                           First, Nuclear, as the asset owner, will lease DCPP to Gen under a lease agreement that will require Gen to cover all the operating and capital costs of DCPP.

                           Second, Gen will operate as an electricity generation company that controls substantial generation assets, including DCPP and hydroelectric generating stations. Pursuant to the Plan, Gen and the reorganized PG&E will enter into a long-term bilateral power sales agreement whereby Gen's output and the power produced under its power purchase agreements will be sold at wholesale to reorganized PG&E. Pursuant to the bilateral contract, these sales will be in accordance with a rate approved by the Federal Energy Regulatory Commission (FERC) as just and reasonable. A copy of a form of the bilateral power sales agreement between Gen and reorganized PG&E is provided as Enclosure 7./6/

               Under the bilateral contract, reorganized PG&E will be entitled to purchase substantially all of the output of Gen's facilities and Gen's power purchase agreements, but electricity from DCPP and certain hydroelectric facilities will be purchased on a must-take basis. As currently contemplated, the contract will have a term of 12 years.

               Under the NRC's regulations, 10 CFR 50.33(f)(2), a non-electric utility applicant for an operating license (or a transferee) must demonstrate that it has reasonable assurance of obtaining the funds necessary to cover the plant's estimated operating costs by submitting "estimates for total annual operating costs for each of the first five years of operation of the facility" as well as the "source(s) of funds to cover these costs." This showing is also referenced in the NRC's Standard Review Plan (SRP) on financial qualifications./7/

               Following the proposed restructuring and license transfers, the financing and financial reporting relevant to the generation businesses will occur at the Gen level of the organization. Gen will be a financially robust entity due to its diversified generation portfolio and the power sales contract with PG&E. The projected revenues from sales of electricity and capacity, the capitalization, and the extent and diversity of Gen's assets together provide the assurance that Gen will meet its financial obligations under the lease with Nuclear.

               Enclosure 8 provides financial qualifications information at the Gen level. In accordance with 10 CFR 50.33(f)(2) and the SRP, Enclosure 8 includes a Projected Income Statement for Gen for the first five years of operation following the license transfer./8/ The
__________________________
/6/ The form of the bilateral contract provided in Enclosure 7 is subject to FERC approval and is subject to change before it is executed.

/7/ NUREG-1577, Rev. 1, "Standard Review Plan on Power Reactor License Financial Qualifications and Decommissioning Funding Assurance" (March
     1999).

/8/ The financial information in Enclosure 8 represents an update of the financial information originally included in the September filing with the Bankruptcy Court in the Plan and Disclosure Statement. The information in the Plan and Disclosure Statement will be amended.

               Projected Income Statement shows Gen's total annual operating costs. The source of funds to cover these costs will be operating revenues. The Projected Income Statement shows that the anticipated revenues from the sales of capacity and energy by Gen provide reasonable assurance of adequate funds to meet Gen's ongoing operating expenses. Enclosure 8 also includes certain key assumptions utilized in the Projected Income Statement, including the contract price for power under the bilateral power sales agreement and the assumed capacity factor for DCPP.

               Gen's projected assets and revenue streams will also be more than sufficient to cover operating and maintenance costs that might be associated with a six-month shutdown of one of the DCPP units. Enclosure 8 includes a Projected Opening Balance Sheet demonstrating that Gen will have total assets exceeding $2.5 billion. The total estimated operating costs attributable to DCPP are also shown in Enclosure 8. These costs include plant operations and maintenance costs, non-fuel capital additions, and nuclear fuel. The fixed operating costs of the units in the case of an extended shutdown would exclude the fuel costs, the non-fuel capital additions, as well as certain operation and maintenance costs. The projected assets of Gen, along with its substantial projected non-nuclear generation revenues, will provide reasonable assurance of Gen's financial capability to fund an extended shutdown.

               Accordingly, Gen will fully meet or exceed the financial qualifications requirements of 10 CFR 50.33(f) and the guidelines of the SRP.

          2.   Decommissioning Funding Assurance
               ---------------------------------
               Decommissioning funding assurance for DCPP is presently provided by an external Nuclear Decommissioning Trust as authorized by 10 CFR 50.75(e)(1)(ii). In accordance with 10 CFR 50.75(f)(1), PG&E reported on the status of this fund on March 30, 2001./9/

               As discussed above, PG&E will transfer to Nuclear the beneficial interest in the Nuclear Decommissioning Trust associated with DCPP. The funds associated with the beneficial interest will be segregated from the licensees' assets and outside its administrative control. The trustee will continue to manage investment of the funds in accordance with a master trust

_______________________
/9/ PG&E Letter DCL-01-026, HBL-01-005, from L.F. Womack, "Decommissioning Funding Reports for Diablo Canyon Power Plant Units 1 and 2 and Humboldt Bay Power Plant Unit 3" (March 30, 2001).

               agreement and applicable NRC requirements and license conditions. The funds will be used only in a manner consistent with the terms of the trust agreements.

               Presently, as it pertains to DCPP, the Nuclear Decommissioning Trust includes a California Public Utilities Commission (CPUC) jurisdictional qualified trust and a Federal Energy Regulatory Commission (FERC) jurisdictional qualified trust. The liquidation value of the DCPP component of the CPUC and FERC trusts, as of September 30, 2001, was approximately $473.5 million for Unit 1 and $627.5 million for Unit 2 (approximately $1.101 billion combined). The transfer to Nuclear of PG&E's beneficial interest in the Trust associated with DCPP is subject to the approval of Bankruptcy Court as part of confirmation of the Plan. The transfer of the beneficial interest is also subject to the approval of the FERC and, accordingly, PG&E will seek in its application for approvals associated with the transaction under
               Section 203 of the Federal Power Act the FERC's consent to the transfer of the Trust./10/

               PG&E also expects to seek a private letter ruling from the Internal Revenue Service (IRS) to assure that the beneficial interest in the qualified decommissioning funds can be transferred to Nuclear on a tax-free basis.

               Enclosure 9 demonstrates the sufficiency of the current level of decommissioning funding for each of the two DCPP units. Enclosure 9 shows that, assuming the present value of the DCPP funds, plus credit for a contribution to the funds in 2002 as already approved through the CPUC ratemaking process, and no further contributions, the decommissioning trusts are adequately funded to meet the NRC-mandated decommissioning obligations. With credit for a 0.84 percent annual real rate of return through the present terms of the licenses, which is an assumed rate of return significantly less than the 2.0 percent allowed by NRC regulations, the value of the prepaid fund will provide the level of funding assurance required by 10 CFR 50.75(c), NRC Regulatory Guide 1.159, and NUREG-1307, Rev. 8.


_________________________
/10/ The CPUC jurisdictional qualified trust and the FERC jurisdictional qualified trust also include money associated with the Humboldt Bay Power Plant, Unit 3. PG&E also maintains a CPUC jurisdictional non-qualified trust for the Humboldt Bay Power Plant, Unit 3. PG&E will retain its beneficial interests in the trusts for the purpose of decommissioning the Humboldt Bay Power Plant, Unit 3. All of the funds in the trusts associated with the Humboldt Bay Power Plant, Unit 3 will be segregated from the DCPP components as part of the reorganization and separation process.

               For NRC decommissioning purposes, the minimum amount as of December 31, 2001, that would need to be transferred, as a condition of the NRC license transfer, in order to meet NRC requirements, would be approximately $347.9 million for Unit 1 and $487.7 million for Unit 2. These amounts would satisfy NRC requirements for financial assurance for decommissioning in the form of prepayment in accordance with 10 CFR 50.75(e)(1)(i)./11/ Additional amounts, beyond the NRC minimum and up to the total amount in the Nuclear Decommissioning Trust associated with DCPP at the time of the transfer, will be included in the beneficial interest transferred to Nuclear if and to the extent such transfer is approved by FERC and the Bankruptcy Court, as required.

          3.   Nuclear Insurance
               -----------------
               Gen will, upon transfer of the assets and assumption of the licenses, assume the responsibility for providing the financial protection as required by 10 CFR Part 140, and for continuing site insurance coverage as required by Price-Anderson 10 CFR 50.54(w)./12/

               Gen's obligations will include the responsibilities with respect to retrospective liability required in accordance with 10 CFR
               140.21. Based upon the financial information provided in Enclosure 8, Gen will have the financial ability to meet this obligation.

          G.   Antitrust Considerations
               ------------------------
               The NRC has determined that antitrust reviews of post-operating license transfer applications are neither required nor authorized by the Atomic Energy Act, and therefore no antitrust information is required to be submitted with this post-operating license transfer application./13/

______________________
/11/ The NRC formulas in 10 CFR 50.75(c) include only those decommissioning costs incurred by licensees to remove a facility or site safely from service and reduce residual radioactivity to levels that permit: (1) release of the property for unrestricted use and termination of the license; or (2) release of the property under restricted conditions and termination of the license. The cost of dismantling or demolishing nonradiological systems and structures is not included in the NRC decommissioning cost estimates. The costs of managing and storing spent fuel on site until transfer to DOE are not included in the cost formulas. The Nuclear Decommissioning Trust for DCPP currently includes funds for non-NRC decommissioning costs.

/12/ PG&E and/or Gen will in due course request modified Price-Anderson indemnity agreements and will make changes to nuclear liability and property coverages to reflect Gen as the operator and Nuclear as the owner, and each as an additional named insured.

/13/ Final Rule, Antitrust Review Authority: Clarification, 65 Fed. Reg. 44,649
     (July 19, 2000); see also Kansas Gas and Electric Co. (Wolf Creek
                      --- ---- --------------------------
     Generating Station, Unit 1), CLI-99-19, 49 NRC 441 (June 18, 1999).

               However, because the Plan calls for a restructuring that would split generation assets from the transmission and distribution businesses, the antitrust conditions currently included in Appendix C of the DCPP licenses would not and could not apply directly to Gen or Nuclear. The conditions also could not apply solely to PG&E.

               Under the Plan, reorganized PG&E will be a local electric and gas distribution company serving retail customers in Northern and Central California. The company will have a service territory that covers 70,000 square miles. PG&E will contribute its approximately 18,500 circuit miles of electric transmission lines and cables located in California to ETrans. This will include approximately 1,300 circuit miles of 500 kV lines, 5,300 circuit miles of 230 kV lines, 6,000 circuit miles of 115kV lines and 4,000 circuit miles of 70 and 60 kV lines, and the towers, poles and underground conduit used to support the lines and cables. In addition, ETrans and its subsidiaries will receive all transmission substations, transmission control centers and associated operations systems, junctions and transmission switching stations and associated equipment necessary to support the lines and cables and all of the other land, entitlements, rights of way, access rights, personal, real and intellectual property and the business records necessary to operate the electric transmission business.

               Currently, PG&E is a participating transmission owner in the California Independent System Operator (ISO), the entity that operates and controls most of the electric transmission facilities owned by the State's three major investor-owned utilities and provides open access to electric transmission services on a non-discriminatory basis. The ISO uses PG&E's transmission facilities to provide open access transmission service. As part of the restructuring, PG&E will assign to ETrans its contractual obligations as a participating transmission owner in the ISO./14/

               Accordingly, with respect to the existing antitrust license conditions, PG&E proposes to retain those conditions at this time. In order to preserve as nearly as possible the current antitrust obligations, PG&E proposes to retain reorganized PG&E on the license with respect to antitrust conditions and to add ETrans as a licensee for those conditions, as PG&E's successor with respect to the transmission system. PG&E and ETrans would be licensees for the limited purpose of the antitrust license

________________________
/14/ In December 1999, the FERC issued its final rule on Regional Transmission
     Organizations (RTOs) and encouraged utilities that own transmission systems to form RTOs on a voluntary basis. In several orders issued on July 12, 2001, the FERC indicated its strong preference for a single RTO that encompasses most of the Western United States, including California, and potentially Canadian provinces as well, that are interconnected in the region encompassed by the Western Systems Coordinating Council. No RTO is operational in the Western United States at this time. ETrans intends to join a FERC-approved Western RTO at such time as one is established and approved by FERC.

               conditions. Along with Gen, PG&E and ETrans will be jointly and severally responsible for those conditions. This arrangement is reflected in the proposed license mark-ups provided in Enclosures 4 and 5.

          H.   Restricted Data
               ---------------
               This application does not contain any Restricted Data or other classified defense information, and it is not expected that any such information will become involved. However, Gen and Nuclear will appropriately safeguard such information if any such information does become involved and will not permit any individual to have access to any such information until the Office of Personnel Management (the successor to the Civil Service Commission) shall have made an investigation and report to the NRC on the character, associations, and loyalty of such individual, and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

          I.   No Environmental Impact
               -----------------------
               The proposed license transfers and conforming license amendments meet the categorical exclusion criteria of 10 CFR 51.22(c)(21), in that this application does no more than request the approval of a direct transfer of the NRC licenses and the associated conforming amendments to the licenses.

               The proposed license transfers and conforming license amendments do not involve any changes to the physical operation of the plants and, accordingly, do not involve any increase in the amount or type of radiological effluents that may be allowed to be released offsite. The proposed transfers and license amendments also do not involve any increase in the amount or type of any non-radiological effluents that may be released offsite. Further, the proposed transfers and license amendments do not involve any increase in individual or cumulative occupational radiation exposure. In sum, the proposed actions will have no environmental impact. Accordingly, if necessary, PG&E requests that the NRC issue and publish a finding of no significant environmental impact pursuant to 10 CFR 51.32 and 51.35.

     IV.  Additional Information on Regulatory Issues
          -------------------------------------------

          A.   Design and Licensing Bases/Updates to FSAR
               ------------------------------------------
               The proposed license transfers and conforming license amendments will designate Gen as the licensee authorized to possess, use, and operate the DCPP nuclear units. The transfers and amendments will not affect the physical configuration of the facilities or alter any substantive Technical Specification requirements under which the units operate. Gen will control or have access to the design and licensing basis documents to the same extent as PG&E does now, and the proposed transfers and conforming amendments will not affect the design and licensing bases. Changes to the Updated Final Safety Analysis Report necessary to reflect the change in responsible licensee will be incorporated on a schedule that complies with 10 CFR 50.71(e) following NRC approval of the transfers.

          B.   Emergency Planning
               ------------------
               Concurrent with the transfers of operating authority, Gen will assume authority and responsibility for functions necessary to fulfill the emergency planning and preparedness requirements of 10 CFR 50.47(b) and Part 50, Appendix E. No changes will be made that reduce the effectiveness of the emergency plans or that adversely impact compliance with the NRC's emergency planning requirements.

               Prior to implementation of the reorganization, the emergency plans will be reviewed in detail and any needed changes to the plans or implementing procedures will be made in accordance with 10 CFR 50.54(q) and Part 50, Appendix E, Section V, as appropriate. No major substantive changes to the existing emergency plans presently implemented by PG&E are anticipated as a result of the transfer. Likewise, no substantive changes are anticipated to the existing emergency planning organization. Generally, the current emergency facilities, equipment, and organizations will be transferred to Gen or Nuclear. As necessary, ownership of off-site emergency sirens will be transferred to Gen or Nuclear and provisions will be made, as needed, for the sirens to continue to be located on poles owned by the distribution company.

               As part of the transition process, PG&E will evaluate offsite corporate support for the emergency plan and will make provisions for continued offsite corporate support, if needed. Existing agreements for support from outside organizations and agencies also will be reviewed such that appropriate actions can be taken, at an appropriate time prior to the transfers, to notify the parties to such agreements of the Plan and Gen's anticipated responsibility for management and operation of DCPP. Support agreements will be assigned to Gen, if necessary.

          C.   Offsite Power
               -------------
               Offsite power is currently provided to DCPP over transmission facilities owned by PG&E and operated by the ISO. As a result of the disaggregation of assets, certain transmission assets will be transferred to ETrans. However, the physical facilities will not change as a result of the change in ownership of and operating authority for DCPP. Independent sources of offsite power will continue to be provided to the stations in compliance with 10 CFR
               Part 50, Appendix A, General Design Criterion 17.

               Gen will establish an interconnection agreement with ETrans and will have power for DCPP pursuant to the bilateral contract between Gen and PG&E. Additionally, certain nuclear protocols related to the operation of the transmission system are already established by agreement between PG&E and the ISO, and these nuclear protocols will remain in place. Under an agreement between Gen and ETrans, ETrans will be responsible for the relationship with the ISO. Also, the agreements with ETrans will address continued maintenance of the transmission equipment that ETrans will own.

          D.   Exclusion Area Control
               ----------------------
               As the current owner and plant operator of DCPP, PG&E has the authority to determine and control activities within the exclusion areas for the DCPP plant site at least to the extent required by 10 CFR Part 100. As a result of the transfer of ownership of DCPP and related assets to Nuclear, and the lease agreement between Nuclear and Gen, Gen will have the required exclusion area control. Nuclear will own, and lease to Gen, essentially the same property as PG&E presently owns and controls, with the exception of certain transmission facilities. With respect to the transmission facilities, maintenance and switchyard agreements with ETrans will provide Gen with the right to determine activities in the exclusion area to the extent necessary to meet Part 100. This authority will extend to any activities of ETrans or other authorized entity with respect to maintenance of the switchyard and transmission facilities.

               With respect to other activities unrelated to plant operations that will occur within the exclusion area previously identified in the DCPP Updated Final Safety Analysis Reports, there will be no changes. Gen will assume responsibility for the emergency plans as discussed above.

          E.   Security
               --------
               Concurrent with the transfer of ownership and operating authority, Gen will assume authority and responsibility for the functions necessary to fulfill the security requirements of 10 CFR Part 73. No material changes are expected to the existing physical security organization, guard training and qualifications, safeguards contingency plans, or equipment. Accordingly, the proposed license transfers will not impact compliance with the NRC's security requirements.

               Existing agreements for support from outside organizations and agencies will be reviewed such that appropriate actions can be taken prior to the transfers to notify parties to such agreements of Gen's relationship with PG&E, the plan of reorganization, and Gen's anticipated responsibility for management and operation of DCPP. Support agreements will be assigned to Gen, if necessary.

               Any changes to the security plans to reflect the transfer of responsibility will not decrease the effectiveness of the plans and will be made in accordance with 10 CFR 50.54(p).

          F.   Quality Assurance
               -----------------
               The proposed transfers will not impact compliance with the quality assurance requirements of 10 CFR Part 50, Appendix B, nor will they reduce the commitments in the NRC-accepted quality assurance programs for DCPP. Concurrent with the transfers of ownership and operating authority, Gen will assume authority and ultimate responsibility for present functions associated with the quality assurance programs. The transfers of the licenses to Gen will not degrade the effectiveness of these functions. Any changes to the Quality Assurance Program to reflect the transition will not reduce the commitments in the quality assurance program description and will be handled in accordance with 10 CFR 50.54(a).

          G.   Training
               --------
               The proposed license transfer will not impact compliance with the operator re-qualification program requirements of 10 CFR Part
               50.54 and related sections, nor maintenance of the Institute of Nuclear Power Operations accreditation for licensed and non-licensed personnel training. Concurrent with the license transfers, Gen will assume responsibility for implementation of the present operator training programs. Changes to the programs to reflect the transition will not decrease the scope of the approved operator requalification program and will be made in accordance with 10 CFR 50.54(i).

          H.   Spent Fuel Storage
               ------------------
               Upon transfer of ownership and operating responsibility, Gen will assume responsibility for safe storage of the fuel as one of its DCPP operational responsibilities. Nuclear will assume title to spent nuclear fuel located at DCPP. PG&E will assign to Nuclear its rights and obligations under the Standard Contract with the Department of Energy, as well as related claims.

               By separate license and amendment applications, PG&E in the near future will request a site-specific Part 72 license for the proposed DCPP ISFSI and will request related amendments to the DCPP Part 50 license. PG&E anticipates that, given the current anticipated schedules, the Part 72 ISFSI license will be issued after the license transfers requested herein and after the implementation of the proposed reorganization. Accordingly, PG&E anticipates that Gen will become the initial ISFSI licensee as operator of that facility.

          V.   Other Approvals
               ---------------
               The Plan must be approved by the Bankruptcy Court pursuant to
               Section 1129 of the Bankruptcy Code, 11 USC 1129. As discussed above, PG&E has filed the Plan and Disclosure Statement. The Bankruptcy Court will hold a hearing to consider approving the Disclosure Statement. That hearing is now scheduled for December 19, 2001. The Bankruptcy Code further requires the Bankruptcy Court, after notice, to hold a confirmation hearing. PG&E expects the confirmation hearing to be held and the Plan to be confirmed in the next 6 months.

               Pursuant to Section 1123 of the Bankruptcy Code, 11 USC 1123, the Bankruptcy Court has broad authority to authorize a debtor to dispose of assets in connection with implementation of a reorganization without approvals that might otherwise be required under applicable law. PG&E has requested the approval of the Bankruptcy Court to undertake the proposed transactions without further review or approval of California state and local government agencies.

               In addition to the approval from the NRC, PG&E will seek the approval of the Securities and Exchange Commission (SEC) under
               Section 9(a)(2) of the Public Utility Holding Company Act of 1935, 15 USC 79i(a)(2) (because the transactions will result in the ownership by PG&E Corporation of more than one public utility company). PG&E will also need to make several notifications to, and file requests for approval from, the FERC, including, among other filings, a Federal Power Act (FPA) Section 203 application related to transfers of FERC jurisdictional transmission assets, an FPA Section 205 application for approval of the Gen-PG&E bilateral contract for sales of electricity and capacity, a filing under Section 205 of the FPA of generation interconnection agreements and other agreements, applications under Sections 204 and 305(a) of the FPA relating to issuance of securities for several of the businesses, and filings related to the hydroelectric stations and the gas transmission business. PG&E expects to make these filings by November 30, 2001, and to receive all of the necessary SEC and FERC approvals before the end of 2002.

               As discussed above, PG&E also expects to seek a private letter ruling from the IRS related to the transfer of the beneficial interest in the qualified Nuclear Decommissioning Trust. Applications to transfer environmental permits, rights of way, and minor licenses and permits necessary for implementation of the transaction will be made to other federal, state, and local agencies, as required.

          VI.  Schedule
               --------
               PG&E requests that the NRC consent to the proposed transfers as promptly as possible, but no later than July 31, 2002.

               The NRC's consent should be made immediately effective upon issuance and, consistent with NRC practice, should authorize the transfers occurring at any time through twelve months following the date of the consent or through such later date as may be permitted by the NRC. This schedule will allow sufficient

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

               time for other approvals needed prior to closing on the reorganization, for arrangement of financing and completion of administrative actions necessary to complete the transactions, and for contingencies.

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